EXHIBIT 10.1

CONSULTING AGREEMENT

RED ROBIN INTERNATIONAL, INC., a Nevada corporation (the “Company”), with an address of 6312 S. Fiddler’s Green Circle, Suite 200N, Greenwood Village, Colorado 80111, and T. Alan Investments, LLC (“Consultant”), with an address of 4613 Mira Del Sol Court, Castle Rock, Colorado 80104, have entered into this Consulting Agreement (“Agreement”) effective as of July 2, 2014 (“Effective Date”).

Company and the Consultant agree as follows:

1.                                                  Description of Consultant’s Services.

The Company wishes to engage Consultant to provide management level real estate development services to the Company and, specifically, site selection and recommendations, including lease terms for such proposed sites for new restaurant locations, and as well as assist in the completion of market ‘Deep Dives’ for 2015 “Brand Transformation Initiative” (“BTI”) markets and supervision of landlord negotiations where required ( lease extensions, remodel, and signage approvals, and the like) in support of the BTI remodel.  Consultant shall assign Consultant’s member, Todd Brighton, to perform the Consultant’s work for the Company. Consultant shall provide written reports to the Company detailing the status of this work on a monthly basis or more frequently on a reasonable basis if requested by the Company’s Chief Executive Officer. These management level services are referred to in this Agreement as the “Consultant’s Services.”  Consultant agrees that it and, through it, Brighton will diligently exert their commercially reasonable best efforts, and employ professional competency and standards, to complete the Consultant’s Services within the Contracting Period defined in Paragraph 1.b, below.  Consultant and, through it, Brighton shall perform the Consultant’s Services in accordance with commonly accepted professional standards for Consultants in the same industry as Consultant.  Consultant, and through it, Brighton will comply with applicable Company policies in the performance of Consultant’s Services.  Consultant will comply with all applicable federal, state, and local laws in the performance of the Consultant’s Services.

a.                                      The Company and Consultant agree that Consultant shall complete the Consultant’s Services by July 1, 2015.  The period between the Effective Date of this Agreement and July 1, 2015 is referred to in this Agreement as the “Contracting Period” or as the term of the Agreement.  Any extension of the Contracting Period must be approved in writing in advance by the Chief Executive

T. Alan Investments, LLC — Consulting Agreement — 2014

Officer.

b.                                      The Company may not require Consultant to perform, and Consultant is not obligated to perform, any work or projects other than the Consultant’s Services described above, without the parties entering into another, separate independent Consultant agreement, in writing (in the format of this Agreement or otherwise).

c.                                       If Consultant intends to delegate the Consultant’s Services, in whole or in part, to any person other than Brighton, Consultant must provide the Company with written notice at least fourteen days before it intends to make the assignment and the Company shall have the right to accept the assignment or to terminate this Agreement with immediate effect.

2.                                                  Consultant’s Fee.

a.                                      In exchange for the services described above, for the first six months of this Agreement, the Company will pay Consultant twenty-nine thousand two hundred sixty dollars ($29,260.00) per month.  During the remaining period of this Agreement, up to six months, the Company will pay Consultant a monthly fee of fourteen thousand six-hundred thirty dollars ($14,630.00) per month.  Consultant will submit invoices to the Company’s Chief Executive Officer for these monthly amounts.  Within thirty days following its receipt of each invoice, the Company will tender payment in the form of a check made out to T. Alan Investments, LLC.

b.                                      Consultant acknowledges that Consultant is entitled to the Consultant’s Fee only because of this Consultant’s Agreement; absent this Consultant’s Agreement, Consultant would have no legal right or entitlement to any part of the Consultant’s Fee.

3.                                                  Reimbursement for Certain Expenses.  The Company will reimburse Consultant for actual reasonable travel expenses that it incurs in providing the Consultant’s Services listed above including airfare, rental car fees, the cost(s) of refueling a rental car, accommodations, and eating expenses.  Consultant shall submit a monthly expense report and supporting documentation, in a form approved by the Company, to Steve Carley, Chief Executive Officer, Red Robin Gourmet Burgers, Inc., 6312 S. Fiddler’s Green Circle, Suite 200N, Greenwood Village, Colorado 80111.

4.                                                  Payment In Lieu Of Bonus.  Provided that Consultant continues to provide the Consultant’s Services under this Agreement through December 28, 2014, Consultant may be eligible for and receive an additional payment, payable in February 2015, that is equivalent to the bonus that Brighton would have received under the Company’s FY 2014 bonus plan, which Brighton was subject to during his employment by the Company.  For purposes of this Paragraph 4, the bonus targets set by the Company’s FY 2014 bonus plan shall govern Consultant’s eligibility for the payment and the amount of the payment, if any is owed, described in this Paragraph.  Consultant acknowledges that he is entitled to the benefit described in this Paragraph only because of this Consultant’s Agreement; absent this Consultant’s Agreement, Consultant would have no legal right or entitlement to the payment described in this Paragraph 4.

5.                                                  Benefits Continuation.  Provided that Brighton (or his covered dependents) elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for Brighton and his covered dependents, the Company will contribute to the health plan maintained by the Company as of the date of termination, or any such successor health plan maintained by the Company, that monthly amount that reflects the portion of the premium for such coverage that is paid by the Company as of the date of termination of Brighton’s employment throughout the period beginning on the date of termination of employment and ending on the earliest of (1) the date this Agreement terminates, or (2) the expiration of the first six months of this Agreement.  Brighton acknowledges that he is entitled to the benefit described in this Paragraph only because of this Consultant’s Agreement; absent this Consultant’s Agreement, Brighton would have no legal right or entitlement to the payment described in this Paragraph 5.

6.                                                  Equity.  Brighton may continue to exercise any vested options in Red Robin Gourmet Burgers, Inc. that he currently owns in accordance with existing plan documents and following other existing regulations, and policies.  Nothing in this Agreement is intended to modify plan documents or existing agreements concerning equity in Red Robin Gourmet Burgers, Inc. (including, without limitation, entitlement, grants, or exercise rights).

7.                                                  Independent Contractor.

a.                                      Consultant is an independent Consultant.  As an independent Consultant, Consultant is solely responsible for paying all federal, state and local income tax and self-employment taxes in respect to the Consultant’s Fee paid by the Company.  Consultant will indemnify Company as to any obligations that may arise relating to taxes, fines and penalties due any government agency with respect to the Consultant’s Fee.  Consultant will provide the Company with a completed IRS Form W-9 with its first invoice.

b.                                      Consultant may perform the Consultant’s Services from locations other than Company premises, and is responsible for arranging for any office space, kitchen space, and support when it does so.  Consultant is responsible for paying for, and may not charge the Company for, office and work space, internet access, computers, and other tools used to perform the Consultant’s Services.  Consultant agrees that, by providing Consultant an office in which to perform the services and the use of a computer and other equipment, the Company will not change Consultant’s status from that of an independent Consultant to that of an employee.

c.                                       Consultant acknowledges that, when mutually agreeable to Consultant and Chief Executive Officer of Red Robin Gourmet Burgers, Inc., it may perform the Contracting Services at the Company’s headquarters in Greenwood Village, Colorado, or on other property owned or controlled by the Company.  The Company will not charge Consultant for space when Consultant performs work from the Company’s headquarters or other property owned or controlled by the Company.  The Company may provide Consultant with a computer with which to access the Company’s computer network.  Consultant shall not use any Company-provided computer for any purpose other than to perform the Consultant’s Services.  The Company will not charge Consultant a fee for using its computer network or a Company-owned computer.

d.                                      Consultant shall ensure that Brighton does not hold himself out to be an employee or agent of the Company, or otherwise use the name of the Company in his business.  Consultant shall have no right, power or authority to bind the Company to any agreement, contract, term sheet, or other matter.  Consultant shall inform any party with whom he meets to perform the Consultant’s Services that he is not an employee or agent of the Company and does not have the right, power, or authority to bind the Company to any agreement, contract, term sheet, or other matter.  Brighton’s email and other signatures shall reflect his status as a member of T. Alan Investments, LLC and a consultant to the Company.

8.                                                  Workers’ Compensation & Unemployment.  The Company shall not obtain workers’ compensation insurance on behalf of Consultant or the employees of Consultant or Consultant’s business.  Consultant shall comply with the workers’ compensation law concerning its business and employees.  Likewise,

Consultant shall not be entitled to, or eligible for, unemployment compensation as a result of Consultant’s work for the Company, and the Company shall not provide unemployment compensation insurance on behalf of, or provide unemployment compensation benefits for, Consultant, its employees, or the employees of its business.  Consultant shall comply with the unemployment compensation law concerning its business and employees.

9.                                      Control.

a.                                      Consultant will determine the means, manner, and priority of performing the Consultant’s Services.  Subject to the exceptions provided in Paragraph 7.c, above, Consultant shall provide, at Consultant’s expense, the tools, equipment, and materials Consultant uses in the performance of the Consultant’s Services.  Consultant shall be responsible for, and shall not charge the Company for, the costs of maintenance of the tools and equipment and/or of replenishing materials Consultant uses when performing any of the Consultant’s Services.

10.                                                       Termination.

a.                                      This Agreement shall automatically terminate upon the conclusion of the Contracting Period, on June 30, 2015.  To the extent Consultant continues to provide services similar to those described in Paragraph 1 after the date set for termination of this Agreement, the terms of this Agreement shall continue to control the relationship between the parties until such time as either party terminates the Agreement and the relationship by giving written notice of termination.

b.                                      This Agreement shall terminate automatically in the event of Brighton’s death, disability, or other incapacity preventing Brighton from providing the Consultant’s Services.  If Consultant has performed some but not all of the Consultant’s Services, the Company shall pay Consultant or Brighton’s estate, as appropriate, the prorated amount due Consultant for the Consultant’s Services.

c.                                       After six months from the Effective Date, each party may terminate this Agreement by giving the other party written notice of the termination at least ninety (90) days in advance of the termination date; alternatively, any time after six months from the Effective Date, the Company may buy-out the remainder of this Agreement by giving notice of immediate termination of the Agreement and then paying Brighton, at its option, either a lump sum of forty-three thousand eight hundred ninety dollars ($43,890.00) or monthly installments payable at the first business day of each month of fourteen thousand six hundred thirty dollars ($14,630.00) for each of the next three months in which event Consultant shall not be required to provide invoices hereunder.

d.                                      This Agreement shall terminate automatically if the Company determines that the Consultant’s Services cannot be successfully performed to the standards specified in Paragraph 1 so long as written notice has been provided to Consultant and Consultant has not successfully met standards within a 30 day cure period.

e.                                       This Agreement shall terminate automatically and immediately if the Consultant assigns someone other than Brighton to perform all or part of the Consultant’s Services, without giving notice and obtaining approval as provided in Paragraph 1, above.

f.                                        If either party commits an act or omits to act in a manner that exposes the other party to legal liability or violates company ethics guidelines or other policies, the other party may terminate this Agreement immediately by giving written notice of the termination.

g.                                       If either party materially breaches this Agreement, the non-breaching party may terminate this Agreement immediately by giving the breaching party written notice of the termination.

11.                               Consultant’s Other Clients.

a.                                      During the first six months of this Agreement, Consultant shall dedicate 100% of Brighton’s business efforts within reasonable industry standards to the Company and not to any other client.  During the remainder of this Agreement, Consultant shall dedicate at least 50% of Brighton’s business efforts within reasonable industry standards to the Company and, subject to the limitations in this Paragraph 11, Consultant is free to work for others, if such work can be performed consistent with Consultant’s completion of the Consultant’s Services under this Agreement without using, disclosing, or otherwise relying on the Company’s Confidential Information, as defined in Paragraph 11, and without violating any provision of this Agreement, and Consultant and Brighton shall continue to maintain their duties to the Company with respect to duties set forth in this Agreement. Consultant agrees that any site appropriate for any Company concept (full-size,, mid-size or BurgerWorks) will be presented to Company first before presenting to any other client.  If Company rejects the site, Consultant shall then be free to present such opportunity to others.

b.                                      Consultant agrees that, for the protection of the Company’s trade secrets, during the term of twelve months from the Effective Date, Consultant and Brighton may not perform work or services, whether as a consultant, contractor, employee, officer, agent, advisor, or volunteer, for any of the Company’s competitors.  The “Company’s competitors” means any person, business, organization, or entity that owns, operates, or intends to own or operate any casual dining establishment, business, concept, franchise, or venture in the United States or Canada.  The obligations in this Paragraph 11 shall survive any early termination of this Agreement; provided however, that the obligations of this Paragraph 11 shall terminate as of 90 days after the date of termination set forth in Paragraph 10(c) hereof so long as the Company makes the payments thereunder.  Consultant and Brighton agree that the restriction set forth in this Paragraph 11 is reasonable and appropriate to protect the Company’s trade secrets from disclosure, which would be inevitable if Consultant and/or Brighton were to perform work for the Company’s competitors.

12.                               Non-Disclosure Covenant; Confidential Information.

a.                                      To enable Consultant to perform the Consultant’s Services, the Company will give Consultant access to the Company’s trade secrets and confidential information (collectively, “Confidential Information”).  Additionally, the Company provided Brighton with access to the Company’s Confidential Information so that he could perform his duties for the Company during his prior employment by the Company.  Consultant shall (i) use the Company’s Confidential Information only to perform services requested by the Company, and (ii) not use, rely upon, or disclose the Company’s Confidential Information to any person or entity. Consultant shall take reasonable precautions and act in such a manner as to ensure against unauthorized or inadvertent disclosure or use of the Company’s Confidential Information.

b.                                      Consultant will not disclose to the Company any Confidential Information belonging to any third party.  Consultant will not use or rely upon, whether intentionally or inadvertently, Confidential Information belonging to any third party in performing the Consultant’s Services.  Consultant represents and warrants that it will provide the Consultant’s Services to the Company without disclosing, using, or relying upon Confidential Information belonging to a third party.  Consultant represents and warrants that as of the Effective Date it is not precluded from performing the Consultant’s Services by any agreement not to compete or agreement for the protection of trade secrets and/or other Confidential Information.

c.                                       The term Confidential Information includes, but is not limited to, market and site research; plans for development of new restaurants; restaurant design specifications, budgets, and timelines; specifications for products, restaurant/ store concepts, and sites; concepts and ideas; compilations of data and information selected, arranged and processed by or for the Company; invoices; financial information of the Company; menus; pricing information; vendor arrangements and contracts; other technical, marketing, strategic, and/or business plans and information; legal positions; and all improvements, developments, supplements and derivations of any of the foregoing.  Confidential Information does not include information that was placed in the public domain (unless placed there by Consultant without authorization from the Company), information that Consultant received before executing this Agreement, other than Confidential Information Brighton received during his prior employment by the Company, and information that Consultant receives after the termination of this Agreement.

d.                                      Any files, records, documents, information, data, and similar items referring or relating to the business of the Company, any of the Company’s contacts, vendors or Consultants, any of the Company’s Confidential Information, and any copies, portions, or duplicates thereof, whether provided by the Company to Consultant, prepared by Consultant or otherwise coming into its possession as a result of its services for the Company, shall remain the exclusive property of the Company and Consultant shall not remove them from the Company’s premises without the prior written consent of an authorized executive of the Company.  Consultant will promptly deliver to the Company all property of the Company, including copies of Confidential Information, in Consultant’s possession upon termination of this Agreement except for such information that Consultant is advised to keep for tax purposes or upon advice of Consultant’s counsel for possible litigation or dispute matters.

e.                                       Consultant and Brighton hereby agreed to return to the Company, upon termination of this Agreement, all notes, manuals, charts, documents, drafts, records, research, reports, electronic files, magnetic files, data, correspondence, memoranda, emails, text messages, hardware, and software used in and/or relating to the Company’s past, current, or protected future business, in Consultant’s or Brighton’s possession or control.  Consultant and Brighton acknowledge that all of these items are the sole and exclusive property of the Company except for such information that Consultant is advised to keep for tax purposes or upon advice of Consultant’s counsel for possible litigation or dispute matters.

f.                                        Consultant and Brighton agree that any breach of this Paragraph 12 would result in material and irreparable harm to the Company.

Therefore, Consultant, Brighton and the Company agree that the Company shall be entitled to all equitable and legal remedies, including attorneys’ fees and costs, injunctive relief, liquidated damages and/or actual damages but not including consequential damages, in the event of a breach of this Paragraph 12.  All duties, obligations, and remedies set forth herein shall be in addition to those that exist at common law and pursuant to statute, such as the Uniform Trade Secrets Act.

13.                                           Nonsolicitation.  For a period of one (1) year following the date this Agreement is terminated, Consultant and Brighton shall not directly solicit, encourage, or entice any employee of the Company or of any Released Party (as defined in Paragraph 14, below) for employment by any person or entity.

14.                                           Waiver and Release.

a.                                      Brighton, individually and on behalf of Brighton’s successors, heirs, and assigns, FOREVER, IRREVOCABLY, AND UNCONDITIONALLY RELEASES, WAIVES AND DISCHARGES the Company, the parent, subsidiary or otherwise affiliated corporations, companies and businesses of the Company, and its and their respective past, present or former directors, officers, shareholders, owners, managers, supervisors, employees, trustees, partners, attorneys, agents and representatives, and the respective successors, heirs and assigns of these individuals (collectively, the “Released Parties”), from any and all actions, causes of action, claims, charges, demands, losses, damages, costs, attorney fees, judgments, liens, indebtedness and liabilities of every kind and character, whether known or unknown, suspected or unsuspected, asserted or unasserted by Brighton, that Brighton may have or claim to have, in any way relating to or arising out of (i) any event or act of omission or commission occurring from the beginning of time through the date of Brighton’s execution of this Agreement, and/or (ii) Brighton’s employment with the Company and/or the termination of such employment, (collectively, “Brighton’s Claims”), including but not limited to any dispute, claim, or cause of action arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended; the Americans with Disabilities Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Age Discrimination in Employment Act, as amended; the Equal Pay Act, as amended; the Colorado Anti-Discrimination Act;  Colo. Rev. Stat. § 24-34-402.5; and all other constitutional, federal, state, local, and municipal law claims, whether statutory, regulatory, common law, or otherwise, including, but not limited to tort claims such as defamation, intentional infliction of emotional distress, intentional interference with a contract and/or prospective business advantage, and negligent hiring and supervision, as well as contract and quasi-contract claims, relating to any and all disputes now existing between

Brighton and any of the Released Parties, for or because of any matter or thing done, omitted, or suffered to be done by any of the Released Parties, for any incidents, including those past and present, which may have existed or occurred prior to, or contemporaneously with, the execution of this Agreement, with the sole exception that nothing contained in this Agreement shall release any claim Brighton may have for indemnification by the Company under its charter or bylaws for claims asserted against Brighton by any third party for acts performed within the scope of Brighton’s duties as an officer of the Company.

b.                                      If Brighton or an attorney or agent for Brighton files any civil action in any court, asserting any of Brighton’s Claims against any Released Party, this Agreement may be used by the Released Party as a complete defense to Brighton’s Claims and Brighton shall be obligated to pay all costs, expenses, and attorney fees incurred by a Released Party in defending against Brighton’s Claims in any such court action, to the full extent permitted by law.

c.                                       No provision in this Agreement shall be interpreted as a waiver of any claim that cannot lawfully be waived.  No provision of this Agreement shall constitute a waiver of any claim that might arise after Brighton’s execution of this Agreement.

d.                                      Brighton hereby waives any right to personal relief arising from any charge or complaint filed with any federal, state, or local agency against any of the Released Parties relating to or attributable to any alleged conduct of any of the Released Parties occurring prior to the execution of this Agreement, and warrants and covenants that he will not at any time after execution of this Agreement accept any such personal relief.

e.                                       Brighton hereby warrants to the Company that Brighton has not assigned or transferred to any person or entity any portion of any of Brighton’s Claims which are released, waived, and discharged in this Paragraph 14.

15.                                           No Additional Compensation.  By signing this Agreement, Brighton acknowledges that he has received his full salary, wages, and other compensation for his services as an employee of the Company and any Released Party (defined in Paragraph 14, above) through the last day of his employment by the Company and any Released Party, including his accrued and unpaid vacation through his last day of employment.  Brighton further acknowledges that he is not entitled to, and shall not receive, any salary or wage, vacation, pay, benefit payment, bonus, incentive compensation, performance award, tips, gratuity, or other compensation related to his employment with the Company.  Nothing in this

Agreement shall prevent Brighton from receiving amounts held in his name in accordance with the terms and conditions of the Red Robin 401(k) Plan or the Red Robin Deferred Compensation Plan.

16.                                           Rights of the Company to Work Product, Work for Hire.

a.                                      All Work Products resulting from Consultant’s, and through it Brighton’s, performance under this Agreement shall be the property of the Company.  The term “Work Product” shall include all recipes, processes, ingredient lists, ingredient specifications, images, drawings, concepts, ideas, creative work(s), mock-ups, models, specifications, plans, strategies, drafts, writings, reports, and other tangible materials resulting from the services Consultant provides to the Company.  Each of Consultant’s and Brighton’s Work Products shall be deemed a “Work Made for Hire,” and the Company shall own all right, title and interest in and to said work product, including any copyright and trademarks in the Work Product.  Consultant and Brighton hereby assign, transfer and convey to the Company all of their rights, title and interest in such Work Made for Hire.  Upon request of the Company, Consultant and Brighton shall execute such additional documents as the Company may reasonably request confirming the Company’s ownership of said copyrights, trademarks, and other rights or assigning said copyrights, trademarks, and other rights to the Company.

b.                                      Consultant and Brighton represent and warrant that the Work Product provided to the Company under this Agreement, and its use by the Company, will not infringe upon or constitute a misappropriation of any copyright, patent, trademark, trade secret, or other proprietary right of any third party.

17.                                           Indemnities.  FOR A PERIOD ENDING ONE YEAR AFTER THE CONTRACTING PERIOD CONSULTANT AGREES TO INDEMNIFY THE COMPANY, ITS PARTNERS, SHAREHOLDERS, OFFICERS, DIRECTORS, AGENTS, ATTORNEYS AND EMPLOYEES, AND ITS AND THEIR RESPECTIVE HEIRS, ASSIGNS, AND SUCCESSORS FROM AND AGAINST ANY AND ALL CLAIMS, LOSSES, DAMAGES, CAUSES OF ACTION, CHARGES, SUITS, AND LIABILITY OF EVERY KIND, INCLUDING ALL EXPENSES OF LITIGATION, COURT COSTS, AND ATTORNEYS’ FEES, FOR INJURY TO OR DEATH OF ANY PERSON, OR FOR DAMAGE TO ANY PROPERTY, ARISING OUT OF CONSULTANT’S NEGLIGENCE OR MISCONDUCT IN CONNECTION WITH THE WORK DONE BY CONSULTANT UNDER THIS AGREEMENT.

18.                                           OFAC List; Patriot Act.  Consultant represents and warrants to the Company that Consultant and its business or trade name is not an entity or person: (i) that is listed in the Annex to, or is otherwise subject to the provisions of United States Presidential Executive Order 13224 issued on September 24, 2001 (“Executive Order”); (ii) whose name appears on the U.S. Department of the Treasury, Office of Foreign Asset Control’s (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various media, including the OFAC website, www.treas.gov/ofac/; (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in the Executive Order; or (iv) who is otherwise affiliated with any entity or person listed above (each a “Prohibited Person”).  Consultant also represents and warrants to the Company that Consultant and its business will not conduct business with a Prohibited Person or violate the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “USA Patriot Act”).

19.                                           Compliance with Laws.  Consultant represents that it and its business have complied with all federal, state and local laws regarding business permits and licenses that may be required to carry out the work to be performed under this Agreement.

20.                                           Cooperation.  Consultant agrees to cooperate with and use reasonable efforts to support the Company in any investigation, and make itself and Brighton available to the Company to give testimony and/or evidence in all administrative, regulatory, criminal, arbitration, and/or civil litigation proceedings in which the Company and/or its affiliates, directors, officers, employees, agents, or successors are a party or in which one or more of them are otherwise requested to give evidence for no additional consideration during the Term of this Agreement and at the hourly rate of $250 thereafter.

21.                                           Assignment of Contract.  The Company has specifically contracted for Consultant’s personal services, through Brighton, and Consultant may not assign or delegate its obligations under this Agreement, either in whole or in part, to any person, firm, company, or other entity without the prior written consent of the Company.  Consultant’s breach of this provision will be grounds for immediate termination of this Agreement.

22.                                           Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Colorado and any dispute arising under or related to this Agreement shall be governed by the laws of the State of Colorado without regard to choice of law rules.

23.                                           Dispute Resolution.  Any action brought under or to enforce this Agreement shall be filed in the Eighteenth Judicial District for the County of Arapahoe in the State of Colorado, or in the U.S. District Court for the District of Colorado.

24.                                           Notices.

a.                                      Notices or other communications required or permitted hereunder shall be in writing, and shall be delivered or sent by: (i) personal delivery; (ii) overnight commercial carrier; or (iii) registered or certified mail, postage prepaid, return receipt requested.  Notices shall be deemed received upon the earlier of (a) if personally delivered, the date of delivery to the party or a person apparently in charge at the address of the person to receive such notice; (b) if delivered by overnight commercial carrier, one day following the receipt of such communication by such carrier from the sender as shown on the sender’s delivery invoice from such carrier; (c) if mailed, three (3) business days after the date of posting by the United States Post Office.  Any reference herein to the date of receipt, delivery, or giving, or effective date, as the case may be, of any notice or other communication shall refer to the date such communication becomes effective under the terms of this Paragraph.

b.                                      Notices required to be given to the Company under this Agreement will be directed to Steve Carley, Chief Executive Officer, Red Robin Gourmet Burgers, Inc., 6312 S. Fiddler’s Green Circle, Suite 200N, Greenwood Village, Colorado 80111.

c.                                       Notices required to be given to Consultant under this Agreement will be addressed to Consultant at the address stated for Consultant on the first page of this Agreement.

25.                                           Material Breach.  In the event of a material breach of any of covenants or commitments in this Agreement by Consultant, all of Consultant’s obligations shall remain and shall be enforceable, but, in addition to other remedies available to the Company under this Agreement and otherwise, the Company’s obligations under this Agreement shall immediately terminate effective at the time notice of material breach is given to Consultant, including, without limitation, the obligation to provide further payments described in this Agreement; provided, however, that Consultant shall be entitled to payments for services hereunder up to the time of such material breach.

26.                                           Effect of End of Term or Termination.  The obligations in paragraphs 11.b, 12, 13, 14, 15, 16, 17, 20, 22, and 23 of this Agreement shall survive the term or termination of this Agreement.

27.                                           Waiver of Jury Trial.  The Company and Consultant knowingly and voluntarily waive any right which either or any of them shall have to receive a trial by jury with respect to any claims, controversies, or disputes which arise out of or relate to this Agreement or Consultant’s services to the Company.

28.                                           Interpretation of Agreement.  The headings in this Agreement are for convenience only, and shall not limit, be used to interpret, or otherwise affect in any way the provisions of the Agreement.

29.                                           Enforcement of Agreement to Maximum Extent Permissible. If any provision of this Agreement is determined by any court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, such provision shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portions of this Agreement enforceable.  The Parties expressly empower and direct a court of competent jurisdiction to modify any invalid, illegal, or unenforceable provision of this Agreement to the extent necessary, so as to comply with existing law and to enforce this Agreement as so modified.  The validity, legality and enforceability of the remaining portions of the provision and all other provisions contained herein shall be enforced to the fullest and not in any way be adversely affected or impaired by the severance and modification of the provision.

30.                                           Consideration Period; Execution of Agreement.  Brighton shall have forty-five (45) days, beginning on June 26, 2014, in which to consider and execute this Agreement.  Red Robin has advised Brighton to consult with an attorney before executing this Agreement.  Brighton may execute this Agreement any time during the 45-day period.  Brighton acknowledges that, if he executes this Agreement before expiration of the 45-day consideration period, Brighton shall be deemed to have waived the remainder of the 45-day consideration period.  Brighton acknowledges that any decision by Brighton to execute this Agreement before the conclusion of the 45-day period has not been induced by Red Robin through fraud, misrepresentation, a threat to withdraw or alter the offer prior to the expiration of the 45-day time period, or by offering different terms if the Agreement is signed prior to the expiration of the 45-day time period.  Once Brighton executes this Agreement, he shall deliver, by hand delivery or certified mail, the signed Agreement to Steve Carley, Chief Executive Officer, Red Robin Gourmet Burgers, Inc., 6312 South Fiddlers Green Circle, Suite 200 North,

Greenwood Village, CO 80111.

31.                                           Right of Revocation; Effective Date.

a.                                      Brighton shall have seven (7) days following execution of this Agreement to revoke this Agreement.  Brighton may revoke this Agreement by delivering written notice, signed by Brighton, to Steve Carley, Chief Executive Officer, Red Robin Gourmet Burgers, Inc., 6312 South Fiddlers Green Circle, Suite 200 North, Greenwood Village, CO 80111, on the seventh day after he executes this Agreement.  The 7-day revocation period cannot be waived.

b.                                      If Brighton revokes this Agreement during the 7-day revocation period, the Agreement shall not take effect and shall not bind any Party.  If Brighton does not revoke this Agreement during the revocation period, this Agreement shall become effective eight (8) days following execution of this Agreement but shall in all circumstances, notwithstanding any language herein to the contrary, include payments to Consultant for services commencing July 2, 2014, it being recognized and agreed between the parties hereto that such date was the commencement date of services performed by Consultant hereunder.

32.                                           Entire Agreement.  This is the entire Agreement between the Company and Consultant and cannot be changed or modified unless such change or modification is made in writing and signed by Consultant and the Company’s Chief People Officer.  The parties hereto acknowledge and agree that they have not relied upon any statements, representations, agreements, or warranties, except for those expressed in this Agreement.

33.                                           Knowing and Voluntary Agreement.  Consultant and the Company enter into this Agreement knowingly and not because of duress, coercion, or other improper influence.  Consultant and the Company each acknowledge that it had sufficient time and opportunity to consult with an attorney about the content of this Agreement and either consulted with an attorney before signing this Agreement or chose not to consult with an attorney before signing this Agreement.

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THIS AGREEMENT IS A LEGAL DOCUMENT, AND CONSULTANT SHOULD CONSULT AN ATTORNEY IF CONSULTANT DOES NOT FULLY UNDERSTAND THE TERMS AND CONDITIONS CONTAINED IN THIS AGREEMENT.

RED ROBIN INTERNATIONAL, INC.		T. ALAN INVESTMENTS, LLC

/s/ Stuart B. Brown		/s/ Todd Brighton
Stuart B. Brown		Todd Brighton
President & Treasurer		Member

Date:	8/8/14	Date:	8/8/14

TODD BRIGHTON

/s/ Todd Brighton

Date:	8/8/14